United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1st, 2007

Sekoya Holdings Ltd.

(Exact name of registrant as specified in its charter)

Nevada	000-51977	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

916 West Broadway St.

Vancouver, British Columbia, V5Z 1K7

(Address of principal executive offices with zip code)

(604)-710-9330

(Registrant's telephone number, including area code)

N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 452 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

_______________________________________________________________________________________________________________________________________________

Information to be included in the report

Item 1.01    Entry into a Material Definitive Agreement

Sekoya Holdings Ltd. ("Sekoya") and MyECheck, Inc. ("MEC"), a private Delaware corporation have entered into a definitive Acquisition and Share Exchange Agreement (the "Agreement") which, subject to regulatory approval and other customary closing conditions, provides for the acquisition of all of the issued and outstanding shares and rights to purchase shares of MEC by Sekoya, resulting in MEC become a wholly owned subsidiary of Sekoya (the "Transaction").  Upon closing of the Transaction, MEC shareholders will be issued common shares in the capital stock of Sekoya, equal in total, to 60% of final issued and outstanding shares of Sekoya with Sekoya shareholders retaining shares equal to 40% of the final issued and outstanding shares of Sekoya.  To induce MEC to enter into the Agreement and to faciliate the transaction to the benefit of the Sekoya shareholders, Sekoya president Shirley Wong has agreed to return to treasury, all of the stock held by her and will not be included in the above noted breakdown of final Sekoya shares.

Upon completion of the Transaction , Sekoya will change its name to MyECheck Inc., The management of MyECheck Inc., will be the same as the current management of MEC and the members of the Board of Directors of MEC will constitute the majority of the Board of Directors of the combined entity. MEC and Sekoya are both engaged in the payment processing business with MEC having developed and implemented a patent pending process that enables consumers and businesses to purchase online using checks as the preferred payment instrument.

Item 9.01    Financial Statements and Exhibits

10.1    Combination Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Registrant: Sekoya Holdings Ltd.

Signed: /s/ Shirley Wong

Name: Shirley Wong

Title: President and Chief Executive Officer

Date: November 1, 2007

_______________________________________________________________________________________________________________________________________________

Exhibit Index

Exhibit No.	Description
EX 10	Share Exchange Agreement